UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2008

THE WESTERN UNION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 East Belford Avenue Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 405-5012

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 5, 2008, The Western Union Company (“Western Union”) entered into a senior, unsecured, 364-day term loan facility in an aggregate principal amount of $500 million (the “Western Union Term Loan Facility”) with a syndicate of lenders including Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and Bank of America, N.A., as syndication agent. Wells Fargo and Banc of America Securities LLC acted as joint lead arrangers and joint book runners. On December 5, 2008, Western Union provided notice of borrowing in an aggregate principal amount equal to $500 million under the Western Union Term Loan Facility to be used for general corporate purposes, including the repayment of commercial paper utilized to retire $500 million of floating rate notes that came due November 17, 2008.

The Western Union Term Loan Facility terms and conditions are similar to those in Western Union’s existing $1.5 billion revolving credit agreement dated September 28, 2007; provided, however, that, among other things, the calculation of the interest rate and applicable fees under the Western Union Term Loan Facility differ and borrowings made under the facility, if repaid, may not be reborrowed.

A copy of the Western Union Term Loan Facility is attached hereto as Exhibit 10.1 and incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Other Exhibits

The following is a list of the Exhibits furnished herewith.

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated as of December 5, 2008, among The Western Union Company, the banks named therein, as lenders, Bank of America, N.A., as a syndication agent, and Wells Fargo Bank, National Assocation, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2008	THE WESTERN UNION COMPANY

	By:	/s/ Sarah J. Kilgore
Sarah J. Kilgore
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 5, 2008, among The Western Union Company, the banks named therein, as lenders, Bank of America, N.A., as a syndication agent, Wells Fargo Bank, National Assocation, as administrative agent.

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